June 24, 2014

SSgA Funds

One Lincoln Street

Boston, Massachusetts 02111

Ladies and Gentlemen:

We are furnishing this opinion in connection with the proposed offer and sale by SSgA Funds, a Massachusetts business trust (the “Trust”), of Class A, Class C, Class I and Class K shares of beneficial interest (“Shares”) of SSgA Clarion Real Estate Fund, SSgA High Yield Bond Fund, SSgA Dynamic Small Cap Fund, SSgA Enhanced Small Cap Fund, SSgA Emerging Markets Fund, and SSgA International Stock Selection Fund (each a “Fund”), each a series of the Trust, pursuant to an amendment to the Trust’s Registration Statement on Form N-1A (No. 33-19229) (the “Registration Statement”) under the Securities Act of 1933, as amended.

We have examined the Trust’s Second Amended and Restated Master Trust Agreement dated May 15, 2012, as amended by Amendment No. 1 thereto (the “Declaration of Trust”) on file in the office of the Secretary of The Commonwealth of Massachusetts. We have further examined the Trust’s By-Laws and such other documents as we deem necessary for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

For purposes of this opinion, we have assumed that all Shares will be offered and sold on the terms, and that the Trust will receive for the sale of such Shares the consideration, set forth in the Registration Statement as in effect at the time of such sale, and that such consideration will be in each case at least equal to the applicable net asset value per Share. In addition, we have assumed that any and all conditions established by resolution of the Trustees to the authorization or issuance of the Shares will have been satisfied in full prior to, and in respect of, such issuance.

We assume that appropriate action has been taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating offerings and sales of securities.

Based upon and subject to the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares of each Fund, and that, when such Shares are issued and sold and the authorized consideration therefor is received by the Trust, such Shares will be validly issued, fully paid, and nonassessable by the Trust. We express no opinion as to the effect of laws, rules, and regulations of any state or jurisdiction other than The Commonwealth of Massachusetts.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust provides that shareholders shall not be subject to any personal liability for the acts or obligations of the Trust, and also requires that every note, bond, contract, instrument, certificate, or undertaking and every other act or thing whatsoever executed or done by or on behalf of the Trust, or any sub-trust or the trustees or any of them in connection with the Trust, shall give notice to the effect that the obligations of such instruments are binding on shareholders. The Declaration of Trust provides that in case any shareholder or former shareholder of any sub-trust of the Trust shall be charged or held to be personally liable for any obligation or liability of the Trust solely by reason of being or having been a shareholder and not because of such shareholder’s acts or omissions or for some other reason, said sub-trust (upon proper and timely request by the shareholder) shall assume the defense against such charge and satisfy any judgment thereon, and the shareholder or former shareholder (or such shareholder’s heirs, executors, administrators and other legal representatives or in the case of a corporation or other entity, its corporate or other general successor) shall be entitled out of the assets of said sub-trust estate to be held harmless from and indemnified against all loss and expense arising from such liability. Thus, the risk of a shareholder incurring financial loss on account of such shareholder liability should be limited to circumstances in which the sub-trust itself would be unable to meet its obligations.

We consent to the filing of this opinion with and as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP